Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Second Quarter 2006 Financial Results

-  VX-950 Global Phase 2b Clinical Development Plan On Track  —

-  Collaboration with Janssen Pharmaceutica, a Johnson & Johnson Company, Adds Important Strengths and Development Capabilities for VX-950  —

Cambridge, MA, July 26, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended June 30, 2006.

“In the second quarter, Vertex made significant advances across its business, particularly with VX-950, our investigational hepatitis C virus protease inhibitor,” said Joshua Boger, Ph.D., President and CEO of Vertex Pharmaceuticals.  “We reported additional data on the safety and antiviral activity of VX-950 at two major medical conferences and initiated a global Phase 2b clinical development program for VX-950.”

“In June, we entered into a major collaboration with Janssen Pharmaceutica, a Johnson & Johnson company, for the development and commercialization of VX-950 in Europe and other regions.  Through this agreement, Janssen demonstrated their support for the clinical and commercial potential of VX-950, and we have added important strengths and capabilities that enhance the commercial potential of VX-950,” continued Dr. Boger.

Second Quarter Results

The non-GAAP loss, before charges for stock-based compensation and restructuring, for the quarter ended June 30, 2006 was $65.6 million, or $0.60 per share, compared to a non-GAAP loss, before charges, of $41.6 million, or $0.51 per share for the quarter ended June 30, 2005.  The increase in the Company’s second quarter 2006 non-GAAP loss resulted from increased development investment as the Company continued to advance its proprietary drug candidates.

For the quarter ended June 30, 2006, the Company’s net loss on a GAAP basis was $77.7 million, or $0.72 per share.  This included stock-based compensation expense of

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

approximately $11.6 million and restructuring expense of approximately $0.4 million.  The net loss on a GAAP basis for the quarter ended June 30, 2005 was $41.0 million, or $0.50 per share.  The 2005 GAAP net loss includes stock-based compensation expense of approximately $1.1 million, and a credit to restructuring expense of approximately $1.7 million.

Total revenues for the quarter ended June 30, 2006 were $29.7 million compared to $32.3 million for the second quarter of 2005.  Revenues continue to be comprised of HIV product royalties and R&D collaborations.

Research and development expenses for the quarter ended June 30, 2006 were $91.3 million, including $9.8 million of stock-based compensation, compared to $59.4 million, including$0.9 million of stock-based compensation, for the second quarter of 2005.  The increase primarily relates to development investment to support the global Phase 2b development program for VX-950 for HCV, and increased charges for stock-based compensation compared to the prior year as a result of the adoption of FAS 123R on January 1, 2006.

Sales, general and administrative (SG&A) expenses for the quarter ended June 30, 2006 were $14.4 million, including $1.9 million of stock-based compensation, compared to $10.8 million, including $0.2 million of stock-based compensation, for the second quarter of 2005.

Other income, net, for the quarter ended June 30, 2006 was $1.6 million, compared to other expense, net, of $2.4 million for the second quarter in 2005.  This increase resulted from the Company’s reduction of outstanding debt in 2005 and higher investment returns.

At June 30, 2006, Vertex had approximately $315.9 million in cash, cash equivalents and available for sale securities.  This amount does not include the up-front payment of $165 million received from Janssen Pharmaceutica in July.   Vertex ended the second quarter with $42.1 million in principal amount of convertible debt due September 2007 and $118.0 million in principal amount of convertible debt due February 2011.

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Second Quarter Achievements and 2006 Objectives

•                  Continue to advance proprietary Vertex compounds:

VX-950 (telaprevir)

•                  In June, Vertex and Janssen Pharmaceutica, a Johnson & Johnson company, entered into an agreement to develop and commercialize VX-950 in Europe, South America, the Middle East, Africa and Australia.  Under terms of the agreement, Vertex could receive as much as $545 million in upfront license and milestone payments.  Key financial terms include:

•                  Upfront and milestones: In July, Vertex received an upfront payment of $165 million following the signing of the contract, and could receive a further $380 million in additional milestone payments, based on the successful development and approval of VX-950, and launch in Janssen Pharmaceutica’s territory.

•                  Royalties: a tiered royalty averaging a mid-20 percent range of net sales in Janssen’s territory.   In addition, Janssen will be responsible for certain third party royalties in its territory.

•                  Drug development costs: reimbursement of 50 percent of drug development costs incurred by Vertex.

•                  Commercial supply responsibilities:  Vertex and Janssen will be responsible for drug supply in their respective territories.

•                  Under the agreement, Vertex retains exclusive commercial rights to VX-950 in North America and will continue to lead the global development plan for VX-950.

•                  Vertex initiated a Phase 2b global development program for VX-950. The 260-patient PROVE 1 clinical trial was initiated in the U.S. in May.  Vertex expects to complete enrollment of 260 patients in the PROVE 1 clinical trial in the third quarter.  The 320-patient PROVE 2 clinical trial has been initiated in Europe.  In the second half of the year, Vertex expects to begin a 400-patient clinical trial of VX-950 in treatment-experienced patients with HCV.  By the end of the first quarter of 2007, the Company expects to have enrolled approximately 1000 patients in VX-950 clinical trials.

•                  During the second quarter, clinical investigators presented data at two major medical meetings, EASL and DDW, that indicated that VX-950 produced dramatic antiviral results in clinical studies of 14 days and 28 days in combination with currently used treatments for hepatitis C with no serious adverse events noted. Vertex expects that

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

additional VX-950 clinical data will be presented at medical meetings in the second half of 2006.

•                  Vertex announced today that Mitsubishi Pharma Corporation has begun the first Phase 1 clinical trial of VX-950 in the Far East.

•                  Vertex also announced today that the generic name for VX-950 is telaprevir.

VX-702

•                  To manage resources and focus on VX-950 development and commercialization, Vertex is revising its development plans for VX-702.  Vertex now plans to start a large Phase 2 clinical trial of VX-702 on a background of methotrexate in patients with rheumatoid arthritis (RA) in 2007.  Vertex continues to expect to file an investigational new drug (IND) application for VX-702 with the U.S. FDA in the second half of 2006.  The first study under the IND will be a required QTc study.  Vertex successfully completed dosing of VX-702 and methotrexate in a drug-drug interaction study in patients with RA in the second quarter.

VX-770

•                  Vertex has completed dosing in the first two cohorts of healthy volunteers in the single-dose Phase 1 clinical trial for VX-770, a novel, oral drug candidate that specifically targets a key mechanism underlying the progression of cystic fibrosis (CF).  Vertex will evaluate multiple doses of VX-770 in healthy volunteers and assess single doses of VX-770 in patients with CF as part of this study in the second half of 2006.

•                  Continue to advance collaborator-led compounds:

VX-680

•                  Vertex announced that its collaborator Merck has begun patient enrollment in a Phase 2 clinical study of VX-680 (MK-0457), an investigational drug candidate targeting Aurora kinase, in patients with advanced lung cancer.  Earlier this year, Merck also began a Phase 2 clinical trial of VX-680 in patients with advanced colorectal cancer.  A Phase 2 clinical trial of VX-680 in patients with hematologic cancers is ongoing.

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

brecanavir (VX-385)

•                  Brecanavir is a novel HIV protease inhibitor currently being evaluated in a Phase 2b study as part of a collaboration with GlaxoSmithKline (GSK).   We expect GSK to initiate Phase 3 development of brecanavir in 2007.

Full Year 2006 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.   Vertex today updated certain aspects of its 2006 financial guidance, which was initially provided in its February 7, 2006 press release and reiterated in its Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 10, 2006.

“As a result of significant progress made in the VX-950 development program throughout the first half of 2006, we are expanding and increasing our investment into VX-950 to support the global Phase 2b clinical development program,” stated Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “Additionally, we signed a significant collaboration with Janssen Pharmaceutica, which enhances Vertex’s financial strength and adds important capabilities and resources to the development of VX-950.”

Vertex is revising upward its guidance for 2006 year end cash and cash equivalents and available for sale securities from $300 million to $400 million, primarily as a result of the $165 million upfront payment that the Company received as part of the VX-950 collaboration with Janssen.

Additionally, Vertex has expanded its VX-950 global Phase 2b program based on continued positive data from early clinical trials, and the Company now expects that its R&D expense for the full year 2006, inclusive of $31 million of stock-based compensation expense, will increase by $25 million from a range of $350 to $370 million to a range of $375 to $395 million.

With the increased R&D investment, the Company now expects that its non-GAAP loss for the full 2006 year, excluding restructuring charges and stock-based compensation expense, will increase from a range of $165 to $185 million to a range of $180 to $195 million.  The Company now expects that the full year 2006 GAAP loss will increase from $205 to $225 million to $222 to $237

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

million.  The 2006 GAAP loss includes an estimate of stock-based compensation expense of approximately $38 million, and restructuring expense of approximately $4 million as a result of imputed interest charges relating to the restructuring accrual.

Vertex’s guidance for 2006 total revenues and SG&A expense remains unchanged.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its second quarter 2006 and 2005 loss, and guidance for a full year 2006 loss, in each case, excluding restructuring charges and stock-based compensation expense, each of which is a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex expects (i) that the Janssen collaboration terms add important strengths and capabilities that enhance the commercial potential of VX-950; (ii) to receive a total of $545 million in payments from the Janssen/Johnson & Johnson collaboration, including $380 million in milestone payments based on successful development and approval of VX-950, and launch in countries in the Janssen territory;

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

(iii) that tiered royalties payable under the Janssen collaboration for the successful launch and commercialization of VX-950 could be in the mid-20 percent range; (iv) that the enrollment of 260 patients in the PROVE 1 study will be completed in the third quarter of 2006; (v) to begin a 400-patient clinical trial of VX-950 in treatment-experienced patients with HCV infection in the second half of 2006; (vi) to have enrolled approximately1000 patients in VX-950 clinical trials by the end of the first quarter of 2007; (vii) to file an IND application for VX-702 with the FDA in the second half of 2006; (viii) to conduct a required QTc clinical trial and; (ix) to start a Phase 2 clinical trial in rheumatoid arthritis with VX-702 on a background of methotrexate in 2007; (x) to evaluate multiple doses of VX-770 in healthy volunteers and assess single doses of VX-770 in patients with CF in the second half of the year; (xi) that GSK will initiate Phase 3 development of brecanavir in 2007; and (xii) the Company’s projected and revised guidance for both GAAP and non-GAAP 2006 loss, revenue, R&D expense, SG&A expense and cash position will be within the ranges stated above in the Company’s financial guidance, and the Company’s estimates of its stock-based compensation expenses will be as stated above. While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal drug development programs, including its proposed or ongoing Phase 2 studies of VX-950 and VX-702, and its ongoing Phase 1 study of VX-770, or its development programs with collaborators, including the VX-950 collaboration with Janssen, will not proceed as planned for technical, scientific or commercial reasons, or due to FDA disagreement with study designs, patient enrollment issues or judgments based on new information from non-clinical studies or clinical trials or from other sources, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation costs — will not be realized, that Vertex will be unable to realize one or more of its financial objectives for 2006 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely impact the commercial potential for the Company’s product candidates in HCV and inflammation and other areas, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate collaboration revenue, that Vertex will be unable to enter into new collaborative relationships to support its research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying the Company’s forward-looking statements will turn out to be incorrect or not reflective of changing scientific knowledge or business conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Vertex Pharmaceuticals Incorporated
2006 Second Quarter and Six Month Results
Consolidated Statements of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues:
Royalties	$9,005	$7,467	$18,184	$13,620
Collaborative and other R&D revenues	20,721	24,854	50,629	47,307

Total revenues	$29,726	$32,321	$68,813	$60,927

Costs and expenses:
Royalty payments	2,885	2,489	5,880	4,519
Research and development	91,250	59,357	166,452	116,792
Sales, general & administrative	14,370	10,814	27,249	20,441
Restructuring expense/(credit)	443	(1,743)	1,210	171

Total costs and expenses	108,948	70,917	200,791	141,923

Loss from operations	(79,222)	(38,596)	(131,978)	(80,996)
Other income (expense), net	1,564	(2,392)	3,187	(4,712)
Loss from continuing operations before cumulative effect of a change in accounting principle	$(77,658)	$(40,988)	$(128,791)	$(85,708)

Cumulative effect of a change in accounting principle — FAS 123R	—-	—-	1,046	—-
Net loss	$(77,658)	$(40,988)	$(127,745)	$(85,708)

Basic and diluted loss per common share before cumulative effect of a change in accounting principle	$(0.72)	$(0.50)	$(1.19)	$(1.06)

Cumulative effect of a change in accounting principle — basic and diluted	—-	—-	$0.01	—-

Basic and diluted net loss per share	$(0.72)	$(0.50)	$(1.18)	$(1.06)

Basic and diluted weighted average number of common shares outstanding	108,523	82,274	107,985	80,859

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Non-GAAP Loss Reconciliation (Note 1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP Net Loss	$(77,658)	$(40,988)	$(127,745)	$(85,708)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	$9,755	$927	$16,161	$1,764
Stock-based compensation expense included in SG&A (Note 2):	1,892	202	3,611	396

Total stock-based compensation expense	$11,647	$1,129	$19,772	$2,160

Restructuring expense/(credit) (Note 4)	$443	$(1,743)	$1,210	$171

Cumulative effect of a change in accounting principle — FAS 123R (Note 3)	—	—	$(1,046)	—

Non-GAAP loss	$(65,568)	$(41,602)	$(107,809)	$(83,377)

Basic and diluted non-GAAP loss per share	$(0.60)	$(0.51)	$(1.00)	$(1.03)

Note 1:  Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three and six months ended June 30, 2006, the Company incurred $11.6 million and $19.8 million, respectively, in stock-based compensation expense of which $9.8 million and $16.2 million, respectively, is included in research and development expenses and $1.9 million and $3.6 million, respectively, is included in sales, general and administrative expenses.  Stock-based compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of FAS 123R, “Share Based Payment”. FAS 123R requires companies to record stock-based payments in the financial statements using a fair value method.  The Company adopted FAS 123R on a modified prospective basis beginning January 1, 2006.  For the three and six months ended June 30, 2005, the Company recorded $1.1 million and $2.2 million, respectively, of stock-based compensation expense relating to restricted stock awards.

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Note 3:  FAS 123R requires companies to recognize expense only for shares the Company expects to vest, which results in the Company estimating forfeitures on grant date.  During the first half of 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures for restricted stock awards as they occur to estimating forfeitures on the grant date.

Note 4: For the three and six months ended June 30, 2006, the Company incurred restructuring expense charges of $0.4 million and $1.2 million, respectively.   These charges are primarily a result of the imputed interest charge related to the restructuring liability.

For the three months ended June 30, 2005, the Company incurred a credit to restructuring expense of $1.7 million.  This credit is a result of reversing a portion of the restructuring accrual related to the space that Vertex expects to occupy, offset by estimated incremental net ongoing lease obligations for the remainder of the space and imputed interest costs on the restructuring accrual.

The expense and the related liability have been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Vertex Pharmaceuticals Incorporated
2006 Second Quarter Results
Condensed Consolidated Balance Sheets Data
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and available for sale securities	$315,864	$407,510
Receivable from Janssen Pharmaceutica(1)	165,000	—-
Other current assets	25,248	23,898
Property and equipment, net	59,971	54,533
Restricted cash	41,482	41,482
Other noncurrent assets	17,913	21,575
Total assets	$625,478	$548,998

Liabilities and Equity
Other current liabilities	$57,942	$54,443
Accrued restructuring expense	36,278	42,982
Deferred revenue	176,170	32,300
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011)	117,993	117,998
Stockholders’ Equity	174,996	239,176
Total liabilities and equity	$625,478	$548,998
Common shares outstanding	110,600	108,153

(1)             The $165 million was received from Janssen Pharmaceutica in early July, 2006

Conference Call and Webcast: Second Quarter 2006 Financial Results:

Vertex Pharmaceuticals will host a conference call today, July 26, 2006 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing July 26, 2006 at 8:00 p.m. EDT running through 5:00 p.m. EDT on August 2, 2006.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 2716674.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on August 9, 2006.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Pharmaceuticals Incorporated
Second Quarter 2006 Financial Results
July 26, 2006

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755